Exhibit 99.1

PWP Forward Acquisition Corp. I Announces Pricing of $200 Million Initial Public Offering

NEW YORK, March 9, 2021 — PWP Forward Acquisition Corp. I (“PFAC” or the “Company”), a blank check company led by women and sponsored by Perella Weinberg Partners and its partners and employees, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10 per unit. The units will be listed for trading on The Nasdaq Stock Market LLC (the “Nasdaq”) under the ticker symbol “FRWAU” beginning March 10, 2021.

Each unit consists of one share of the Company’s Class A common stock and one-fifth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the Nasdaq under the symbols “FRW” and “FRWAW,” respectively. The offering is expected to close on March 12, 2021, subject to customary closing conditions.

PFAC was formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on enhancing access to public financing for companies that are founded by, led by or enrich the lives of women.

Citigroup is acting as the book-running manager, and Siebert Williams Shank & Co., Telsey Advisory Group and Tigress Financial Partners are acting as co-managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2021. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering. No assurance can be given that the offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s offering filed with the SEC and the preliminary prospectus included therein. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

PFAC Investor Contact

Kara Findlay

pfacinvestors@pwpartners.com

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